Exhibit T3A.38

Delaware	PAGE 1
The First State

I , HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CBL/YORK TOWN CENTER GP, LLC ”, FILED IN THIS OFFICE ON THE SIXTH DAY OF DECEMBER , A.D. 2004, AT 3:56 O’CLOCK P.M.

3891438 8100 040876733

	Harriet Smith Windsor, Secretary of State
	AUTHENTICATION:	3523498
	DATE:	12-06-04

State of Delaware Secretary of State Division of Corporations Delivered 04:16 PM 12/06/2004 FILED 03:56 PM 12/06/2004 SRV 040876733 - 3891438 FILE

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

●	First: The name of the limited liability company is CBL/York Town Center GP, LLC

●	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808 . The name of its Registered agent at such address is Corporation Service Company

●	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)

●	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 6th day of December, 2004.

By:
Authorized Person(s)

Name:	Jeffrey V. Curry, Organizer
Typed or Printed